NSAR 														Exhibit 77O
811-05088

Securities Purchased in Underwritings Involving Transactions with Sanford C. Bernstein and Co.
Subject to Rule 10f-3 Under the Investment Company Act of 1940

10f3 Transactions January  March 2011

AB GROWTH FUND

Security*	HCA Holdings, Inc.

Date
Purchased*	3/9/2011

Shares
Purchased	293,213

Price
per
Share		$30.00

Underwriting
Concession**	$0.6300

Shares
Purchased
by AB
including
the Funds	350,000

Total
Shares
Offered		126,200,000

% of Offering
Purchased by
AB including
the Funds***	0.28%

Purchased
From^		JPMorgan

Shares
Held
3/31/11		293,213

Price per
Share
3/31/11		$33.87





* With respect to the transactions, the issuer
(including the operations of any predecessors) had been in business for a period of at least three years, and the securities purchased were
(1) part of an issue registered under the Securities
Act of 1933 and offered to the public,
(2) purchased prior to the end of the first day on which any sales were made, at a price not more than the price paid by each other purchaser of securities in the offering or in any concurrent offering of the securities if not offered for subscription upon exercise of rights or, if so offered, purchased on or before the fourth day preceding the day on which the rights offering terminated, and
(3) offered pursuant to an underwriting or similar agreement under which the underwriters were committed to purchase all of the securities offered, except those purchased by others pursuant to a rights offering, if the underwriters purchased any of the securities.

** The commission, spread or profit received or to be received by the principal underwriters was determined by the appropriate officers of the Adviser to be reasonable and fair compared to the commission, spread or profit received by other such persons in connection with the underwriting of similar securities sold during a comparable period of time.

*** Aggregate purchases by all AB buy-side clients, including the Fund, did not exceed 25% of the pricipal amount of the Offering.


^ Sanford C. Bernstein & Co., LLC (SCB&Co.), an affiliated broker-dealer of the Fund, was a member of the underwriting syndicate for this transaction and was allocated 0.31% of the Offering. Other members of the underwriting syndicate for the Offering were as follows:
Morgan Stanley & Co. Inc., JPMorgan Securities LLC,
Bank of America Merrill Lynch, Citigroup Global Markets Inc., Barclays Capital Inc., Credit Suisse Securities LLC,
Deutsche Bank Securities Inc., Goldman Sachs,
Wells Fargo Securities LLC, RBC Capital Markets,
Credit Agricole Securities Inc., Mizuho Securities USA Inc., RBS Securities Inc., SMBC Nikko Capital Markets Ltd.,
SunTrust Robinson Humphrey, Avondale Partners,
Robert W Baird & Co., Cowen & Co. LLC., CRT Capital Group LLC, Lazard Capital Markets, Leerink Swann LLC, Morgan Keegan & Co., Oppenheimer & Co. Inc., Raymond James & Associates Inc., Susquehanna Financial Group LLP, Loop Capital Markets LLC, Williams Capital Group LP, CastleOak Securities LP,
Muriel Siebert & Co Inc., Samuel A Ramirez & Co. Inc.,
Gleacher & Co. Inc., and Carls & Co. Inc.


ablegal -  2126579 v1